                                                                       EXHIBIT 7

                              IMPACT SYSTEMS, INC.

                     SENIOR EXECUTIVE CHANGE OF CONTROL PLAN
                   (As Amended and Restated December 11, 1997)

Introduction

        The Board of Directors of Impact Systems, Inc., a California corporation ("Company"), has evaluated the economic and social impact of an acquisition or other change of control on its employees. Many employees have invested their lives in their jobs and have made significant contributions to the growth and success of the Company. The stress on the employees and their families caused by the uncertainties of an acquisition or other change of control are widely recognized. Plant shutdowns, plant relocations, different management, change of Company culture, and reduced employee benefits all may flow from an acquisition or other change of control, and all impose costs which must be borne by the employee and the employee's family.

        Because the Board of Directors recognizes that it will no longer have the power to protect the interests of the employees after an acquisition or other change of control, the Board believes that it is in the Company's interest to provide employees with the right to compensation in certain circumstances following an acquisition or other change of control. Furthermore, the Board believes a compensation plan of this kind will aid the Company in attracting and retaining the highly qualified individuals who are essential to its success. The plan's assurance of fair treatment will reduce the distractions and other adverse effects on employees' performance which are inherent in an acquisition or other change of control.

        Accordingly, the following plan has been developed and is hereby adopted.


                                   ARTICLE I.

                              ESTABLISHMENT OF PLAN

        1.1    Establishment of Plan.

               As of the Effective Date, the Company hereby establishes a severance compensation plan to be known as the "Senior Executive Change of Control Plan" (the "Plan"), as set forth in this document. The purposes of the Plan are as set forth in the Introduction.

        1.2    Applicability of Plan.

               The benefits provided by this Plan shall be available to Employees of the Company who, at or after the Effective Date, meet the eligibility requirements of Article III.

        1.3    Contractual Right to Benefits.

               This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against his or her Employer or the Company, or both.

                                   ARTICLE II.

                          DEFINITIONS AND CONSTRUCTION

        2.1 Definitions.

               Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

               (a) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

               (b) "Business Combination" means and includes each and all of the following occurrences:

                      (i) A consolidation or merger pursuant to which more than 75% of the Company's voting stock is transferred to different holders, except for a transaction intended primarily to change the state of the Company's incorporation.

                      (ii) More than 75% of the assets of the Company are sold or otherwise disposed of.

                      (iii) The Company dissolves or liquidates or effects a partial liquidation involving more than 75% of its assets.

               (c) "Change of Control" of the Company means and includes each and all of the following occurrences:

                      (i) A Business Combination which has been approved by the requisite vote of the shareholders; or

                      (ii) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" as defined in Rule 13d-3 of the general rules and regulations under said Act, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                      (iii) A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the Directors are Incumbent Directors. "Incumbent Directors" shall mean Directors who either (A) are Directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of Directors to the Company).

               For purposes of this Plan, the Board of Directors may, by resolution, clarify the date as of which a Change of Control shall be deemed to have occurred.

               (d) "Company" means Impact Systems, Inc., a California corporation, and any successor as provided in Article VII hereof.

               (e) "Compensation" of a Participant means and includes all wages, salary, bonus, and incentive compensation paid by the Employer as consideration for the Participant's service that are includible in the gross income of the Participant receiving the same for federal income tax purposes. For purposes of computing the amount of Payment under Section 4.3, a Participant's "Compensation" shall be determined with reference to the calendar year coinciding with or immediately preceding the year in which the Payment becomes payable.

               (f) "Effective Date" as to Employees of an Employer means the date the Plan is approved by the Board of Directors of that Employer, or such other date as the Board shall designate in its resolution approving the Plan.

               (g) "Employee" means a common law employee of an Employer who, at the time of a Change of Control, is employed by the Employer on a full-time basis. For purposes of this Plan, an Employee shall be considered to continue to be employed on a full-time basis in the case of sick leave, military leave, or any other leave of absence approved by the Board of Directors of the Company.

               (h) "Employer" means the Company or a subsidiary of the Company which has adopted the Plan pursuant to Article VI hereof.

               (i) "Just Cause" means the termination of employment of an Employee shall have taken place as a result of (i) an act or acts of dishonesty undertaken by such Employee and intended to result in substantial gain or personal enrichment of the Employee at the expense of his or her Employer,

(ii) persistent failure to perform the duties and obligations of such Employee's employment which are demonstrably willful and deliberate on the Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company or (iii) the conviction of such Employee of a felony.

               (j) "Participant" means an Employee who meets the eligibility requirements of Section 3.1.

               (k) "Plan" means the Impact Systems, Inc. Senior Executive Change of Control Severance Plan.

               (l) "Payment" means the payment of compensation as provided in
Article IV hereof.

        2.2    Applicable Law

               To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to the Plan.

        2.3    Severability

               If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


                                  ARTICLE III.

                                   ELIGIBILITY

        A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee of an Employer, unless such Participant is then entitled to payment of a Payment as provided in the Plan. A Participant entitled to payment of a Payment shall remain a Participant in this Plan until the full amount of the Payment has been paid to the Participant.


                                   ARTICLE IV.

                                    PAYMENTS

        4.1    Right to Payment

               A Participant shall be entitled to receive from the Company a Payment in the amount provided in Section 4.2 if there has been a Change of Control of the Company.

        4.2    Amount of Payment

               Each Participant entitled to a Payment under this Plan shall receive from the Company a lump sum cash payment equal to $500,000. Kenneth P. Ostrow is the only Participant under this Plan and no additional Participants may be added hereunder. In the event Mr. Ostrow receives a Payment hereunder, the Plan shall thereafter terminate and cease to exist.

        4.3    Time of Payment

               The Payment to which a Participant is entitled shall be paid by the Company to the Participant, in cash and in full, not later than ten (10) calendar days after the Change of Control.

        4.4 Option Acceleration. Upon a Change in Control (but in the case of a Business Combination, upon shareholder approval), the Participant shall be entitled to exercise any and all outstanding stock options which the Participant holds in the Company, regardless of whether such stock options are otherwise exercisable on their terms.

        4.5    Parachute Payments

               (a) In the event that the payment and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 4.5 would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's Payments under Section 4 shall be payable either (i) in full, or
(ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

               (b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Executive under the terms of this Agreement is necessary to comply with the provisions of Section 4.5 (a), the Executive shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Sections 4.4 subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 4.5
(a) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 4.5 (c), the Executive shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Executive, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 4.5 (a), amounts previously paid to the Executive exceed the amount to which the Executive is entitled, the Executive will promptly return the excess amount to the Company.

               (c) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.


                                   ARTICLE V.

                     OTHER RIGHTS AND BENEFITS NOT AFFECTED

        5.1    Other Benefits

               Neither the provisions of this Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant's rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

        5.2    Employment Status

               This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment as an employee at will, or to change the Company's policies regarding termination of employment.

        5.3    Withholding

               All Payments paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.


                                   ARTICLE VI.

                             PARTICIPATING EMPLOYERS

        6.1 Upon approval by the Board of Directors of the Company, this Plan may be adopted by any Subsidiary of the Company. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary.

The term "Subsidiary" means any corporation in which the Company, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock.


                                  ARTICLE VII.

                              SUCCESSOR TO COMPANY

        7.1 The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.


                                  ARTICLE VIII.

                       DURATION, AMENDMENT AND TERMINATION

        8.1    Duration

               If a Change of Control has not occurred, this Plan shall expire fifteen (15) years from the Effective Date designated by the Board of Directors of the Company, unless sooner terminated as pro vided in Section 8.2, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Company at any time during the fifteenth year of the Plan.

               If a Change of Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until the expiration of one year after such Change of Control, at which time this Plan shall terminate except with regard to all Participants who become entitled to Payments hereunder. This Plan shall continue and be effective with respect to such Payments until such Participants shall have received such payments in full, at which time this Plan shall be terminated for all purposes.

        8.2    Amendment and Termination

               The Plan may be terminated or amended in any respect by resolution adopted by two-thirds of the Board of Directors of the Company, unless a Change of Control has previously occurred. If a Change of Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

        8.3    Form of Amendment

               The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to all Participants' rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants' rights and benefits hereunder.


                                   ARTICLE IX.

                             LEGAL FEES AND EXPENSES

        9.1 The Company shall pay all legal fees, costs of litigation, and other expenses incurred in good faith by each Participant as a result of the Company's refusal to make the Payment to which the Participant becomes entitled under this Plan, or as a result of the Company's contesting the validity, enforceability or interpretation of the Plan.


                                   ARTICLE X.

                               PLAN ADMINISTRATION

        10.1 The Employer shall have discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility in the amount and manner of any payment of benefits hereunder.

        10.2 An Employee or former Employee of an Employer who disagrees with the allotment of benefits under this Plan may file a written appeal with the designated human resources representative. Any claim relating to this Plan shall be subject to this appeal process. The written appeal must be filed within sixty
(60) days of the Employee's termination date.

               The appeal must state the reason the Employee or former Employee believes he or she is entitled to different benefits under the Plan. The designated human resources representative shall review the claim. If the claim is wholly or partially denied, the designated human resources representative shall provide the Employee a written notice of the denial, specifying the reasons the claim was denied. Such notice shall be provided within ninety (90) days of receiving the written appeal.

        10.3 If the appeal of an Employee or former Employee of an Employer is denied, such Employee or former Employee shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within fifty (50) miles from the location of his or her job with an Employer, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Employee or former Employee, shall be borne by the Company.


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